Exhibit 99.2

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FOR THE QUARTERLY PERIOD ENDED JULY 31, 2010

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions )	July 31, 2010	January 30, 2010	August 1, 2009
			(As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$65	$344	$62
Accounts and other receivables	79	82	83
Merchandise inventories	1,600	1,276	1,422
Current deferred tax assets	53	47	61
Prepaid expenses and other current assets	73	57	77

Total current assets	1,870	1,806	1,705
Property and equipment, net	2,015	2,033	2,071
Goodwill	361	361	359
Deferred tax assets	79	23	52
Due from affiliates, net	295	290	269
Restricted cash	-	-	22
Other assets	101	127	116

	$4,721	$4,640	$4,594

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$822	$906	$792
Short-term borrowing from Parent	201	-	305
Accrued expenses and other current liabilities	424	451	395
Income taxes payable	19	81	35
Current portion of long-term debt	14	14	13

Total current liabilities	1,480	1,452	1,540
Long-term debt	1,896	1,838	1,929
Note payable to Parent	-	7	-
Deferred tax liabilities	323	275	374
Deferred rent liabilities	253	227	212
Other non-current liabilities	101	115	57

Stockholder’s Equity:
Additional paid-in capital	4,326	4,356	4,311
Accumulated deficit	(3,651)	(3,613)	(3,814)
Accumulated other comprehensive loss	(7)	(17)	(15)

Total stockholder’s equity	668	726	482

	$4,721	$4,640	$4,594

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions )	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
		(As adjusted)		(As adjusted)
Net sales	$ 1,747	$ 1,704	$ 3,568	$ 3,445
Other revenues (1)	29	32	57	58

Total revenues	1,776	1,736	3,625	3,503
Cost of sales	1,110	1,081	2,280	2,203
Cost of other revenues (1)	1	4	3	6

Gross margin	665	651	1,342	1,294

Selling, general and administrative expenses (1)	625	581	1,244	1,152
Depreciation and amortization	61	59	120	114
Other income, net	(14)	(9)	(27)	(22)

Total operating expenses	672	631	1,337	1,244

Operating (loss) earnings	(7)	20	5	50
Interest expense (1)	(50)	(34)	(100)	(65)
Interest income (1)	8	6	16	13

Loss before income taxes	(49)	(8)	(79)	(2)
Income tax benefit	20	4	41	4

Net (loss) earnings	$ (29)	$ (4)	$ (38)	$ 2

(1) Includes results from transactions with related parties (see Note 8 entitled “Related Party Transactions”):

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Other revenues	$16	$18	$32	$32
Cost of other revenues	-	(2)	-	(3)
Selling, general and administrative expenses	(74)	(76)	(146)	(150)
Interest expense	(5)	(4)	(8)	(6)
Interest income	8	6	16	13

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009
		(As adjusted)
Cash Flows from Operating Activities:
Net (loss) earnings	$(38)	$2
Adjustments to reconcile Net (loss) earnings to net cash used in operating activities:
Depreciation and amortization	120	114
Amortization of debt issuance costs and debt discount	19	12
Net gains on sales of properties	(5)	(1)
Deferred income taxes	(4)	(4)
Other	7	15
Changes in operating assets and liabilities:
Accounts and other receivables	4	12
Merchandise inventories	(319)	(140)
Prepaid expenses and other operating assets	(16)	8
Accounts payable, accrued expenses and other liabilities	(126)	(44)
Due from affiliates, net	(4)	(6)
Income taxes payable	(65)	(37)
Other assets and liabilities	26	(3)

Net cash used in operating activities	(401)	(72)

Cash Flows from Investing Activities:
Capital expenditures	(84)	(74)
Proceeds from sales of fixed assets	8	3
Purchase of net assets from affiliates at historical cost	-	(63)
Increase in restricted cash	-	(1)
Acquisitions	-	(11)
Advances to Parent	-	(150)

Net cash used in investing activities	(76)	(296)

Cash Flows from Financing Activities:
Long-term debt borrowings	138	513
Short-term borrowings from Parent	418	352
Repayment of Short-term borrowing to Parent	(218)	(84)
Repayment of Long-term borrowing to Parent	(10)	-
Long-term debt repayments	(88)	(452)
Dividends paid to Parent	(45)	(45)
Capital contribution from Parent	4	-
Capitalized debt issuance costs	(2)	(49)
Amounts paid in excess of carrying values of net assets acquired	-	(61)

Net cash provided by financing activities	197	174

Effect of exchange rate changes on cash and cash equivalents	1	-

Cash and cash equivalents:
Net decrease during period	(279)	(194)
Cash and cash equivalents at beginning of period	344	256

Cash and cash equivalents at end of period	$65	$62

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

(Unaudited)

	Toys “R” Us - Delaware , Inc . Stockhlder’s Equity
(In millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss)Income	Accumulated Deficit	Total Stockholder’s Equity
Balance, January 31, 2009 (As adjusted)	$-	$4,539	$(47)	$(3,816)	$676
Net earnings for the period	-	-	-	2	2
Unrealized gain on hedged transactions, net of tax	-	-	2	-	2
Foreign currency translation adjustments, net of tax	-	-	30	-	30

Total comprehensive income					34
Stock compensation expense	-	2	-	-	2
Dividend paid to Parent	-	(45)	-	-	(45)
Non-cash distributions to Parent	-	(146)	-	-	(146)
Amounts paid to affiliate in excess of carrying value of assets acquired, net of tax	-	(39)	-	-	(39)

Balance, August 1, 2009 (As adjusted)	$-	$4,311	$(15)	$(3,814)	$482

Balance, January 30, 2010	$-	$4,356	$(17)	$(3,613)	$726
Net loss for the period	-	-	-	(38)	(38)
Unrealized loss on hedged transactions, net of tax	-	-	(3)	-	(3)
Foreign currency translation adjustments, net of tax	-	-	13	-	13

Total comprehensive loss					(28)
Stock compensation expense	-	1	-	-	1
Dividend paid to Parent	-	(45)	-	-	(45)
Contribution arising from tax allocation arrangement	-	6	-	-	6
Capital contribution from Parent	-	4	-	-	4
Contribution in connection with a decrease in carrying value of net assets previously sold to affiliates, net of tax	-	4	-	-	4

Balance, July 31, 2010	$-	$4,326	$(7)	$(3,651)	$668

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of presentation

Business and Organization

Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico, Babies “R” Us stores in the United States, and Internet businesses in the United States and Canada.

The Condensed Consolidated Balance Sheets as of July 31, 2010, January 30, 2010, and August 1, 2009, the Condensed Consolidated Statements of Operations, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Equity for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 30, 2010, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 30, 2010 (“Annual Financial Statements”), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010. The results of operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 are not necessarily indicative of operating results for the full year.

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries (“MPO”). MPO, formerly a directly owned subsidiary of our Parent, leased or subleased substantially all of its 46 properties to us. MPO was formed on July 21, 2005 as a result of a reorganization of Parent and at that time received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we have reflected the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for all periods presented and the net assets transferred were recorded at their historical costs.

Reclassifications of Previously Issued Financial Statements

We have reclassified $37 million from Accrued expenses and other current liabilities to Accounts payable on our Condensed Consolidated Balance Sheet at August 1, 2009. This reclassification was made to reflect non-merchandise accounts payable within Accounts payable. This change had no effect on our previously reported Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Cash Flows and Condensed Consolidated Statements of Stockholder’s Equity.

Prior Period Correction

In the second quarter of fiscal 2010, we recorded a $16 million non-cash charge in Selling, General and Administrative Expenses (“SG&A”), $10 million net of tax, in our Condensed Consolidated Statement of Operations related to the cumulative correction of prior period straight-line lease accounting. A portion of this charge related to the understatement of straight-line lease expense that occurred prior to the end of fiscal 2005 and related to leases that were transferred to affiliates as part of the fiscal 2005 reorganization.

As a result, the carrying value of net assets we sold to affiliates during these transactions was overstated by $6 million, $4 million net of tax. Therefore, in the current period we have recorded $4 million to correct the corresponding contribution from affiliate on the Condensed Consolidated Statements of Stockholder’s Equity. The remaining $10 million was recorded in deferred rent liability on the Condensed Consolidated Balance Sheet. Management concluded that these corrections did not have a material impact on the current or any previously reported financial statements.

Gift Card Breakage Enacted Legislation

In the second quarter of fiscal 2010, legislation was enacted that requires us to turn over to the State of New Jersey unused amounts of gift cards purchased in New Jersey that have not been used for a two year period. At July 31, 2010, we estimate our potential exposure related to previously recognized breakage income is not material to our financial statements.

Subsequent Events

We have performed an evaluation of subsequent events through September 14, 2010, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt

A summary of the Company’s consolidated Long-term debt as of July 31, 2010, January 30, 2010 and August 1, 2009 is outlined in the table below:

(In millions)	July 31, 2010	January 30, 2010	August 1, 2009
Long-term debt

Secured real estate loan, due August 9, 2010	$-	$-	$800

Secured revolving credit facility, expires fiscals 2010-2012 (1)	53	-	23

Secured term loan facility, due fiscal 2012 (2)	798	798	798

Unsecured credit facility, due fiscal 2012 (2)	181	180	180

8.500% senior secured notes, due fiscal 2017 (3)	715	715	-

8.750% debentures, due fiscal 2021 (4)	22	22	22

Finance obligations associated with capital projects	108	101	83

Capital lease obligations	33	36	36

	1,910	1,852	1,942
Less current portion (5)	14	14	13

Total Long-term debt	$ 1,896	$1,838	$1,929

(1)

On July 21, 2010, a $517 million tranche matured. Additionally, on August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement to provide for a facility of up to $1.85 billion and to extend the maturity date of the facility and amend certain other provisions.

(2)

On August 24, 2010, we repaid the outstanding loan balances, plus accrued interest and fees under the secured term loan facility (the “Secured Term Loan”) and unsecured credit facility (the “Unsecured Credit Facility”) in conjunction with the offering of $350 million aggregate principal amount of 7.375% senior secured notes due 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the Secured Term Loan, which among other things, provided for a term loan of $700 million and extended the maturity to 2016.

(3)	Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary.
(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.
(5)	Current portion of Long-term debt as of July 31, 2010, January 30, 2010 and August 1, 2009, is comprised of capital lease obligations which will be paid within one year.

As of July 31, 2010, we had total indebtedness of $1,910 million, of which $1,707 million was secured indebtedness. Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.

The amount of net assets that were subject to such restrictions was approximately $668 million, $726 million and $482 million as of July 31, 2010, January 30, 2010 and August 1, 2009, respectively. Certain of our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of July 31, 2010, we have funds available to finance our operations under our secured revolving credit facility through May 2012. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy or failure. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.

The total fair values of our Long-term debt, with carrying values of $1,910 million, $1,852 million and $1,942 million at July 31, 2010, January 30, 2010 and August 1, 2009, respectively, were $1,943 million, $1,877 million and $1,448 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.

Borrowing Availability

At July 31, 2010, under our secured revolving credit facility, we had $53 million outstanding borrowings, a total of $89 million of outstanding letters of credit and excess availability of $1,070 million. This amount is also subject to a minimum availability covenant, which was $152 million at July 31, 2010, with remaining availability of $918 million in excess of the covenant.

Subsequent Events

Senior Secured Notes, due 2017 ($715 million at July 31, 2010)

On August 4, 2010, pursuant to a registration rights agreement that TRU Propco II entered into in connection with the November 2009 offering of the 8.50% Senior Secured Notes (“Propco II Notes”), due fiscal 2017, TRU Propco II filed a registration statement under the Securities Act of 1933 for an exchange offer for the Propco II Notes. As of the date of this filing, this registration statement had not been declared effective.

$1.85 billion senior secured revolving credit facility expires in fiscal 2015

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions. The ABL Facility as amended bears a tiered floating interest rate of London Interbank Offered Rate (“LIBOR”) plus a margin of between 2.50% and 3.00% depending on usage. In connection with the amendment and restatement of the credit agreement, we incurred approximately $37 million in fees. In addition, as a result of the amendment and restatement of the credit agreement, we will expense deferred financing costs associated with our secured revolving credit facility in the third quarter of fiscal 2010.

This secured revolving credit facility is available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants, including, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.

Senior Secured Notes and New Secured Term Loan due 2016

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the Secured Term Loan to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million.

The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of approximately $1,039 million. The gross proceeds were used to repay our outstanding loan balances of $800 million under the Secured Term Loan and $181 million under the Unsecured Credit Facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the Unsecured Credit Facility. In connection with the offering and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. An investment fund advised by affiliates of Kohlberg Kravis Roberts & Co. L.P (“KKR”) purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. Additionally, KKR owned 6% of the New Secured Term Loan as of August 24, 2010. Fees paid in connection with the sale of the offering of the Toys-Delaware Secured Notes and New Secured Term Loan will be deferred and expensed over the life of the instruments. As a result of the repayment of the Secured Term Loan and Unsecured Credit Facility, we will expense deferred financing costs in the third quarter of fiscal 2010.

The indenture governing Toys-Delaware Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make investments and other restricted payments or create liens. These covenants are subject to a number of important qualifications and limitations. Certain covenants will be suspended at any time Toys-Delaware Secured Notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which Toys-Delaware Secured Notes may be due and payable immediately. The Toys-Delaware Secured Notes may be redeemed, in whole or in part, at any time prior to September 1, 2013, at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest, if any, as of the date of redemption. The Toys-Delaware Secured Notes will be redeemable, in whole or in part, at any time on or after September 1, 2013 at the specified redemption prices, plus accrued and unpaid interest. The Company may also redeem up to 35% of the Toys-Delaware Secured Notes prior to September 1, 2013, with the net cash proceeds from certain equity offerings at a redemption price equal to 107.375% of the principal amount of Toys-Delaware Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to Toys-Delaware, we will be required to offer to purchase Toys-Delaware Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Interest on the Toys-Delaware Secured Notes is payable in cash semi-annually in arrears through maturity on March 1 and September 1 of each year, commencing on March 1, 2011. Toys-Delaware Secured Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The New Secured Term Loan as amended, will provide for, among other things, an accordion feature that will allow us to request one or more additional term loans be added to the New Secured Term Loan in an aggregate principal amount of up to $700 million, to be reduced on a dollar-for-dollar basis by the aggregate principal amount of one or more additional series of senior secured notes that may be issued after the date of the initial issuance of the Toys-Delaware Secured Notes. Further, this facility will continue to be guaranteed by the Company and certain of our subsidiaries and the borrowings thereunder will continue to be secured by the trademarks and certain other intellectual property of Geoffrey LLC, our wholly owned subsidiary, and the assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by the Company and certain of our subsidiaries, on a pari passu basis with the Toys-Delaware Secured Notes.

The New Secured Term Loan will continue to contain customary covenants applicable to the Company and certain of our subsidiaries similar to those under the Secured Term Loan, with certain modifications, including among other things to allow for the debt represented by the Toys-Delaware Secured Notes, certain other additional debt incurrences including unsecured, later-maturing debt subject to a fixed charge coverage test, the prepayment or repayment of our Parent’s 7.625% notes due 2011 and 7.875% senior notes due 2013 subject to us meeting a total leverage test and the provision of a cumulative credit exception allowing for the Company and certain of our subsidiaries to make investments, pay dividends and make certain other restricted payments subject to us meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. We may optionally prepay the outstanding principal balance of the loan at any time. If such prepayment were to occur on or prior to August 24, 2011, we would pay a premium equal to 1% of the remaining balance. The New Secured Term Loan will bear interest equal to LIBOR (at no time shall LIBOR be less than 1.50%) plus 4.50%, which is subject to a step down of 0.25% based on total leverage.

3. Derivative instruments and hedging activities

We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.

Interest Rate Contracts

We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of July 31, 2010, our interest rate contracts have various maturity dates through April 2015. A portion of our interest rate swaps and caps are designated for hedge accounting as cash flow hedges.

The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of the hedging relationships on an ongoing basis and recalculate changes in fair values of the derivatives and the underlying hedged items separately. For our derivatives that are designated as cash flow hedges, we did not record any amount to earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009. Reclassifications from Accumulated other comprehensive loss to Interest expense primarily relate to realized Interest expense on interest rate caps and the amortization of gains (losses) recorded on previously terminated or de-designated caps. We do not expect to reclassify any amounts over the next 12 months to Interest expense from Accumulated other comprehensive loss.

Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 31, 2010, January 30, 2010 and August 1, 2009, we had no derivative liabilities related to agreements that contain credit-risk related features. We are not required to post collateral for these contracts.

Subsequent Event

On August 24, 2010, in conjunction with the repayment of the Secured Term Loan and projected variable interest rate exposure, the Company de-designated a portion of one of our $500 million interest rate caps. The remaining $1 million gain recorded in Accumulated other comprehensive loss will be reclassified to earnings over the remaining life of the cap.

Foreign Exchange Contracts

We enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with other foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.

Our foreign exchange contracts contain some credit-risk related contingent features, are subject to master netting arrangements and typically mature within 12 months. These agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 31, 2010 and August 1, 2009, derivative liabilities related to agreements that contain credit-risk related features were nominal and $4 million, respectively. At January 30, 2010, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholders’ Equity for the twenty-six weeks ended July 31, 2010 and August 1, 2009:

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009

Derivatives designated as cash flow hedges:
Interest Rate Contracts	$(3)	$2

The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Derivatives not designated for hedge accounting:
Gain (loss) on the change in fair value - Interest Rate Contracts	$-	$1	$(1)	$1
Loss on the change in fair value - Foreign Exchange Contracts	(1)	(5)	(1)	(6)

Total Interest expense	$(1)	$(4)	$(2)	$(5)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 31, 2010, January 30, 2010 and August 1, 2009:

	July 31, 2010		January 30, 2010		August 1, 2009
(In millions)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)	Notional Amount	Fair Value Assets / (Liabilities)

Interest Rate Contracts designated as cash flow hedges:
Other assets	$800	$2	$800	$7	$800	$8

Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$1,400	$-	$1,400	$-	$800	$-
Other assets	200	-	200	1	1,600	2

Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$17	$-	$-	$-	$-	$-
Accrued expenses and other current liabilities	27	-	-	-	45	(4)

Total derivative contracts outstanding
Prepaid expenses and other current assets	$1,417	$-	$1,400	$-	$800	$-
Other assets	1,000	2	1,000	8	2,400	10

Total derivative assets(1)	$2,417	$2	$2,400	$8	$3,200	$10

Accrued expenses and other current liabilities	$27	$-	$-	$-	$45	$(4)

Total derivative liabilities(1)	$27	$-	$-	$-	$45	$(4)

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements

To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Derivative Financial Instruments

Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.

We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classified our derivatives as Level 2 instruments, as the Level 3 inputs were not considered significant to the fair value of the instrument. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.

Cash Equivalents

Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.

The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 31, 2010, January 30, 2010 and August 1, 2009 aggregated by level in the fair value hierarchy within which those measurements fall. As of July 31, 2010, January 30, 2010 and August 1, 2009, we did not have any instruments classified as Level 3 within the fair value hierarchy.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Total
Derivative financial instruments	$-	$2	$2

Balance at July 31, 2010	$-	$2	$2

Cash equivalents	$23	$-	$23
Derivative financial instruments	-	8	8

Balance at January 30, 2010	$23	$8	$31

Derivative financial instruments	$-	$6	$6

Balance at August 1, 2009	$-	$6	$6

5. Income taxes

The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Loss before income taxes	$(49)	$(8)	$(79)	$(2)
Income tax benefit	20	4	41	4
Effective tax rate	(40.8)%	(50.0)%	(51.9)%	(200.0)%

The effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 31, 2010 compared to 38.5% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended July 31, 2010, our effective tax rate was impacted by an income tax benefit of $1 million related to changes to our liability for uncertain tax positions offset by less than $1 million of state income tax expense. For the thirteen weeks ended August 1, 2009, our effective tax rate was impacted by an income tax expense of less than $1 million related to changes to our liability for uncertain tax positions.

For the twenty-six weeks ended July 31, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to our liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the twenty-six weeks ended August 1, 2009, our effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to our liability for uncertain tax positions.

6. Segments

Our reportable segments are: Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments are also responsible for their respective internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.

Our percentages of Consolidated Net sales by product category for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 were as follows:

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Juvenile	10.7%	10.2%	10.4%	10.0%
Learning	8.9%	9.2%	9.5%	10.8%
Entertainment	46.7%	46.9%	47.9%	47.7%
Core Toy	14.7%	14.1%	14.3%	13.6%
Seasonal	16.8%	16.9%	15.8%	15.5%
Other (1)	2.2%	2.7%	2.1%	2.4%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of operations by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Total Revenues
Domestic	$ 1,620	$ 1,597	$ 3,310	$ 3,238
Canada	156	139	315	265

Total Revenues	$ 1,776	$ 1,736	$ 3,625	$ 3,503

Operating earnings (loss)
Domestic (1)	$ 21	$ 47	$ 60	$ 117
Canada	16	13	25	18
Corporate and other charges	(44)	(40)	(80)	(85)

Operating (loss) earnings	(7)	20	5	50
Interest expense	(50)	(34)	(100)	(65)
Interest income	8	6	16	13

Loss before income taxes	$ (49)	$ (8)	$ (79)	$ (2)

(1)

Includes a $16 million non-cash cumulative correction of prior period straight-line lease accounting for the thirteen and twenty-six weeks ended July 31, 2010, respectively, and includes a reserve for certain legal matters of $17 million for the twenty-six weeks ended July 31, 2010.

(In millions )	July 31, 2010	January 30, 2010	August 1, 2009
Merchandise inventories
Domestic	$1,455	$1,158	$1,299
Canada	145	118	123

Total Merchandise inventories	$1,600	$1,276	$1,422

7. Litigation and legal proceedings

On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. On or about May 19, 2010, the parties in the consumer class actions referenced above reached a settlement in principle which provided that the Company will contribute $17 million to the overall settlement for which the Company recorded a reserve for the first quarter of fiscal year 2010 in SG&A within the Condensed Consolidated Statement of Operations. The parties expect to negotiate a written settlement agreement that will be subject to District Court approval. The Company intends to vigorously defend the internet retailer actions referenced above. Additionally, the Federal Trade Commission (“FTC”) notified us in April 2009 that it had opened an investigation related to the issues in those cases and to confirm our compliance with a 1998 FTC Final Order that prohibits the Company from, among other things, influencing its suppliers to limit sales of products to other retailers, including price club warehouses. We believe we have complied with the FTC Final Order and are cooperating with the FTC.

In addition to the litigation discussed above, we are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. The results of these lawsuits, claims and proceedings cannot be predicted with certainty. However, we believe that the ultimate resolution of these current matters will not have a material adverse effect on our Condensed Consolidated Financial Statements taken as a whole.

8. Related party transactions

Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the July 21, 2005 merger and recapitalization transaction. We recorded management and advisory fees expense of $3 million and $7 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively. We recorded management and advisory fees expense of $3 million and $6 million for the thirteen and twenty-six weeks ended August 1, 2009, respectively.

From time to time the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen weeks ended July 31, 2010 and August 1, 2009, affiliates of Vornado Realty Trust (“Vornado”) and KKR, all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $4 million during the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009, respectively. Refer to Note 2 entitled “Long-term debt” for further details.

In addition, under lease agreements with affiliates of Vornado, we paid an aggregate amount of approximately $2 million and $4 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively, with respect to approximately 1.2% of our stores, which includes Toys “R” Us Holiday Express stores (“Pop-up stores”). Of these amounts, less than $1 million and $1 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and twenty-six weeks ended August 1, 2009, we or our affiliates paid an aggregate amount of approximately $1 million and $3 million, respectively, with respect to approximately 0.9% of our stores, which includes Pop-up stores. Of these amounts, less than $1 million and $1 million, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.

Management Service Fees and Other — We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The costs are allocated based on a formula for each affiliate and are recorded in SG&A. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 31, 2010 for these services were $2 million and $4 million, respectively. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended August 1, 2009 for these services were $2 million and $5 million, respectively. We incurred $2 million and $3 million of service fees for the thirteen and twenty-six weeks ended July 31, 2010, respectively. We incurred $1 million and $2 million of service fees for the thirteen and twenty-six weeks ended August 1, 2009, respectively.

Information Technology and Administrative Support Services Agreement — In fiscal 2010, we began providing information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under an Information Technology and Administrative Support Services Agreement (“ITASS”). For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. For the thirteen and twenty-six weeks ended July 31, 2010, our affiliates were charged $6 million and $12 million, respectively.

Value Card Services with Affiliates — Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent. The balances due to this affiliate were $74 million, $75 million and $76 million at July 31, 2010, January 30, 2010 and August 1, 2009, respectively.

Licensing Arrangements with Affiliates — We own intellectual property used by us and Parent’s foreign affiliates in the toy, juvenile and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 31, 2010, we charged Parent’s foreign affiliates license fees of $16 million and $32 million, respectively. For the thirteen and twenty-six weeks ended August 1, 2009, we charged Parent’s foreign affiliates license fees of $18 million and $32 million, respectively. License fees are classified on our Condensed Consolidated Statements of Operations as Other revenues.

Real Estate Arrangements with Affiliates — We leased 398 and 399 properties from affiliates of Parent as of July 31, 2010 and August 1, 2009, respectively. For the thirteen and twenty-six weeks ended July 31, 2010, SG&A expenses include lease expense of $80 million and $159 million, respectively, which include reimbursement of expenses of $11 million and $24 million, respectively, as well as, a non-cash lease accounting charge of $2 million that related to the cumulative correction of prior periods. Refer to Note 1 entitled “Basis of presentation” for further details. For the thirteen and twenty-six weeks ended August 1, 2009, SG&A expenses include lease expense of $77 million and $153 million, respectively, which include reimbursement of expenses of $14 million and $26 million, respectively, related to these leases.

Dividends and Advances to Parent—We make payments to Parent to fund certain operating expenses of Parent and for interest payments on Parent’s publicly issued and outstanding notes. For the twenty-six weeks ended July 31, 2010, we paid dividends to Parent of $45 million. For the twenty-six weeks ended August 1, 2009, we paid dividends to Parent of $37 million.

Additionally, for the twenty-six weeks ended August 1, 2009 MPO paid dividends to Parent of $8 million. During the twenty-six weeks ended August 1, 2009, we made loans to Parent for an aggregate of $150 million.

Due from Affiliates, Net — As of July 31, 2010, January 30, 2010 and August 1, 2009, Due from affiliates, net, consists of receivables from Parent and affiliates of $369 million, $365 million and $345 million, net of value card services due to affiliates of $74 million, $75 million and $76 million, respectively. As of July 31, 2010, January 30, 2010 and August 1, 2009, $17 million, $10 million and $13 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Consolidated Balance Sheets, respectively.

Short-term Borrowings from Parent — From time to time, we enter into short-term intercompany loans with Parent. As of July 31, 2010, January 30, 2010 and August 1, 2009, we maintained balances of $201 million, $0 and $305 million, respectively, in short-term intercompany loans with Parent.

Note Payable to Parent — In November 2009, Giraffe Junior Holdings, LLC, an indirect wholly-owned subsidiary of the Company, issued a $10 million promissory note to Parent in exchange for cash. As of January 30, 2010, the $3 million short-term portion of the note was included in Accrued expenses and other current liabilities and the $7 million long-term portion of the note was included in Note payable to Parent on our Consolidated Balance Sheet. As of July 31, 2010, this promissory note has been fully repaid. There were no outstanding balances as of August 1, 2009.

Subsequent Events

In connection with the amendment and restatement of the secured revolving credit facility on August 10, 2010, we incurred approximately $19 million in advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement.

Additionally, in conjunction with the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010, we repaid our outstanding loan balance of approximately $66 million and $8 million to KKR under the Secured Term Loan and the Unsecured Credit Facility, respectively and we repaid our outstanding loan balance of approximately

$27 million to Vornado Realty Trust under the Unsecured Credit facility. We also incurred approximately $11 million in advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement in connection with the refinancing transaction.

An investment fund advised by affiliates of KKR, purchased an aggregate of $5 million of the Toys-Delaware Secured Notes. In addition, KKR owned 6% of the New Secured Term Loan as of August 24, 2010.

9. Dispositions

During the twenty-six weeks ended July 31, 2010, we sold idle properties for gross proceeds of $8 million resulting in a gain of $5 million.

10. Recent accounting pronouncements

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. We do not expect that ASU 2010-11 will have an impact on the Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc. and subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business

We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile, learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are: Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in 848 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal product categories through 69 stores. Domestic and Canada segments also include their respective internet operations.

Financial Performance

As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended July 31, 2010 compared with the thirteen and twenty-six weeks ended August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
($ In millions )	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Total revenues	$1,776	$1,736	$3,625	$3,503
Gross margin as a percentage of Total revenues	37.4%	37.5%	37.0%	36.9%
Selling, general and administrative expenses as a percentage of Total revenues	35.2%	33.5%	34.3%	32.9%
Net (loss) earnings	$(29)	$(4)	$(38)	$2

Total revenues for the thirteen weeks ended July 31, 2010 increased by $40 million primarily as a result of an increase in net sales from new locations, which include Toys “R” Us Holiday Express stores (“Pop-up stores”), and an increase in comparable store net sales at both of our segments. Total revenues for the twenty-six weeks ended July 31, 2010 increased by $122 million primarily as a result of an increase in comparable store net sales and an increase in net sales from new locations at both of our segments, which include Pop-up stores. Foreign currency translation increased Total revenues by approximately $12 million and $40 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively.

Gross margin, as a percentage of Total revenues, for the thirteen weeks ended July 31, 2010 decreased primarily as a result of increased sales of products offered on promotion at our Domestic segment. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased primarily as a result of improvements in sales mix away from lower margin products.

Selling, general and administrative expenses (“SG&A”), as a percentage of Total revenues, for the thirteen weeks ended July 31, 2010 increased primarily as a result of an increase in store-level payroll expenses, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. SG&A, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased primarily as a result of an increase in store-level payroll expenses, a reserve for certain legal matters, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. Foreign currency translation increased SG&A by approximately $3 million and $11 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively.

Net loss for the thirteen and twenty-six weeks ended July 31, 2010 increased primarily as a result of an increase in SG&A and net interest expense, partially offset by an increase in Gross margin, and an increase in Income tax benefit.

Comparable Store Net Sales

We include, in computing comparable store net sales, stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Pop-up stores are temporary locations typically open for a duration of less than one year and therefore are excluded from our comparable store net sales comparison.

Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.

By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes store openings and closings.

Various factors affect comparable store net sales, including the number of stores we open, close, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.

The following table discloses our comparable store net sales for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010 vs. 2009	August 1, 2009 vs. 2008	July 31, 2010 vs. 2009	August 1, 2009 vs. 2008
Domestic	0.6%	(7.2)%	1.3%	(6.3)%
Canada	2.2%	(2.4)%	1.4%	1.8%

Percentage of Net Sales by Product Category

	13 Weeks Ended		26 Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Juvenile	10.7%	10.2%	10.4%	10.0%
Learning	8.9%	9.2%	9.5%	10.8%
Entertainment	46.7%	46.9%	47.9%	47.7%
Core Toy	14.7%	14.1%	14.3%	13.6%
Seasonal	16.8%	16.9%	15.8%	15.5%
Other (1)	2.2%	2.7%	2.1%	2.4%

Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	Segment Store Count
	July 31, 2010	August 1, 2009	Change
Domestic (1)	848	848	-
Canada (2)	69	68	1

Total (3)	917	916	1

(1)

Store count as of July 31, 2010 includes 76 side-by-side (“SBS”), 26 R Superstores (“SSBS”), 14 Babies “R” Us Express (“BRU Express”) stores and 65 Juvenile Expansions. As of August 1, 2009, there were 62 SBS, 22 SSBS, 12 BRU Express stores and 63 Juvenile Expansions.

(2)	Store count includes 33 and 32 SBS as of July 31, 2010 and August 1, 2009, respectively.
(3)

Pop-up stores are temporary locations typically open for a duration of less than one year and are not included in our overall store count. As of July 31, 2010, 145 Domestic and 2 Canada Pop-up stores were open. Certain Pop-up stores may remain in operation after the holiday season.

Net (Loss) Earnings

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	Change	July 31, 2010	August 1, 2009	Change
Net (loss) earnings	$ (29)	$ (4)	$ (25)	$ (38)	$ 2	$ (40)

The increase in Net loss for the thirteen weeks ended July 31, 2010 was primarily due to an increase in SG&A of $44 million resulting primarily from an increase in store-level payroll expenses, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. Additionally contributing to the increase in Net loss was an increase in net interest expense of $14 million due to higher effective interest rates on our debt as a result of the prior year refinancing. These increases were partially offset by an increase in Income tax benefit of $16 million and an increase in Gross margin of $14 million due primarily to an increase in Total revenues.

The increase in Net loss for the twenty-six weeks ended July 31, 2010 was primarily due to an increase in SG&A of $92 million resulting primarily from an increase in store-level payroll expenses, a reserve for certain legal matters, a non-cash cumulative correction of prior period straight-line lease accounting and an increase in rent expense. Additionally contributing to the increase in Net loss was an increase in net interest expense of $32 million due to higher effective interest rates on our debt as a result of the prior year refinancing. These increases were partially offset by an increase in Gross margin of $48 million due to higher Total revenues and gross margin rate, and an increase in Income tax benefit of $37 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009
Domestic	$ 1,620	$ 1,597	$ 23	1.4%	91.2%	92.0%
Canada	156	139	17	12.2%	8.8%	8.0%

Total revenues	$ 1,776	$ 1,736	$ 40	2.3%	100.0%	100.0%

For the thirteen weeks ended July 31, 2010, Total revenues increased by $40 million or 2.3%, to $1,776 million from $1,736 million for the same period last year. Total revenues for the thirteen weeks ended July 31, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $12 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the thirteen weeks ended July 31, 2010 was primarily due to an increase in net sales from new locations, which include Pop-up stores, and increased comparable store net sales at both of our segments, largely driven by an increase in net sales from our internet operations, stores that were recently converted or relocated to our SBS and SSBS store formats and an increase in the number of transactions.

Total revenues for the thirteen weeks ended July 31, 2010 and August 1, 2009 included $16 million and $18 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	26 Weeks Ended
					Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	% Change	July 31, 2010	August 1, 2009
Domestic	$ 3,310	$ 3,238	$ 72	2.2%	91.3%	92.4%
Canada	315	265	50	18.9%	8.7%	7.6%

Total revenues	$ 3,625	$ 3,503	$ 122	3.5%	100.0%	100.0%

For the twenty-six weeks ended July 31, 2010, Total revenues increased by $122 million or 3.5%, to $3,625 million from $3,503 million for the same period last year. Total revenues for the twenty-six weeks ended July 31, 2010 included the impact of foreign currency translation which increased Total revenues by approximately $40 million.

Excluding the impact of foreign currency translation, the increase in Total revenues for the twenty-six weeks ended July 31, 2010 was primarily due to increased comparable store net sales at both of our segments, largely driven by stores that were recently converted or relocated our SBS and SSBS store formats, an increase in net sales from our internet operations and an increase in the number of transactions. Additionally contributing to the increase in Total revenues is net sales from new locations at both of our segments, which include Pop-up stores.

Total revenues for the twenty-six weeks ended July 31, 2010 and August 1, 2009 included $32 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

Domestic

Total revenues for the Domestic segment increased by $23 million or 1.4%, to $1,620 million for the thirteen weeks ended July 31, 2010, compared to $1,597 million for the same period last year. The increase in Total revenues was primarily a result of an increase in net sales from new locations, which include Pop-up stores, and an increase in comparable store net sales of 0.6%.

The increase in comparable store net sales resulted primarily from an increase in our core toy and seasonal categories. The increase in our core toy category was primarily due to increased sales of collectibles. The increase in our seasonal category was primarily due to increased sales of outdoor products. Partially offsetting these increases was a decrease in our entertainment category which was driven by a slowdown in demand for video game systems, as well as fewer new software releases.

Total revenues for the Domestic segment increased by $72 million or 2.2%, to $3,310 million for the twenty-six weeks ended July 31, 2010, compared to $3,238 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.3%, as well as an increase in net sales from new locations, which include Pop-up stores.

The increase in comparable store net sales resulted primarily from an increase in our juvenile and seasonal categories. The increase in our juvenile category was primarily due to increased sales of commodities. The increase in our seasonal category was primarily due to increased sales of outdoor products. Partially offsetting these increases was a decrease in our entertainment category which was driven by a slowdown in demand for video game systems, as well as fewer new software releases.

Canada

Total revenues for the Canada segment increased by $17 million or 12.2%, to $156 million for the thirteen weeks ended July 31, 2010, compared to $139 million for the same period last year. Excluding a $12 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in comparable store net sales of 2.2%, as well as an increase in net sales from new locations.

The increase in comparable store net sales resulted primarily from an increase in our juvenile and learning categories. The juvenile category increased primarily as a result of an increase in sales of furniture and bulk juvenile products. The learning category increased as a result of strong sales of construction toys and educational products. These increases were partially offset by a decrease in the seasonal category which was driven by decreases in sales of outdoor products.

Total revenues for the Canada segment increased by $50 million or 18.9%, to $315 million for the twenty-six weeks ended July 31, 2010, compared to $265 million for the same period last year. Excluding a $40 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations and an increase in comparable store net sales of 1.4%.

The increase in comparable store net sales resulted primarily from an increase in our learning and juvenile categories. The learning category increased primarily as a result of an increase in sales of construction toys and educational products. The juvenile category increased primarily as a result of an increase in sales of furniture. These increases were partially offset by a decrease in the entertainment category which was driven by a slowdown in demand for certain game systems, as well as fewer new software releases.

Cost of Sales and Gross Margin

We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

The following costs are included in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	Change
Domestic	$ 603	$ 597	$ 6	37.2%	37.4%	(0.2)%
Canada	62	54	8	39.7%	38.8%	0.9%

Total Gross margin	$ 665	$ 651	$ 14	37.4%	37.5%	(0.1)%

Gross margin increased by $14 million to $665 million for the thirteen weeks ended July 31, 2010, compared to $651 million for the same period last year. Foreign currency translation accounted for approximately $5 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, decreased by 0.1 percentage points for the thirteen weeks ended July 31, 2010, compared to the same period last year. The decrease in Gross margin, as a percentage of Total revenues, was primarily due to increased sales of lower gross margin promotional products at our Domestic segment.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 31, 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	Change
Domestic	$ 1,222	$ 1,195	$ 27	36.9%	36.9%	0.0%
Canada	120	99	21	38.1%	37.4%	0.7%

Total Gross margin	$ 1,342	$ 1,294	$ 48	37.0%	36.9%	0.1%

Gross margin increased by $48 million to $1,342 million for the twenty-six weeks ended July 31, 2010, compared to $1,294 million for the same period last year. Foreign currency translation accounted for approximately $15 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.1 percentage points for the twenty-six weeks ended July 31, 2010, compared to the same period last year. Gross margin, as a percentage of Total revenues, was impacted by improvements in sales mix away from lower margin products.

Domestic

Gross margin increased by $6 million to $603 million for the thirteen weeks ended July 31, 2010, compared to $597 million for the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended July 31, 2010 decreased by 0.2 percentage points compared to the same period last year.

The decrease in Gross margin, as a percentage of Total revenues, was primarily due to increased sales of lower margin promotional products. These decreases were partially offset by the continued improvements in sales mix away from lower margin products such as video game systems, increased sales of higher margin core toy and seasonal products and improved levels of profitability on existing products.

Gross margin increased by $27 million to $1,222 million for the twenty-six weeks ended July 31, 2010, compared to $1,195 million for the same period last year. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 remained consistent with the same period last year.

Gross margin, as a percentage of Total revenues, was primarily impacted by increased sales of lower margin promotional products. These decreases were offset by the continued improvements in sales mix away from lower margin products such as video game systems, increased sales of higher margin seasonal products and improved levels of profitability on existing products.

Canada

Gross margin increased by $8 million to $62 million for the thirteen weeks ended July 31, 2010, compared to $54 million for the same period last year. Foreign currency translation accounted for approximately $5 million of the increase. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended July 31, 2010 increased by 0.9 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix toward sales of higher margin learning and core toy products.

Gross margin increased by $21 million to $120 million for the twenty-six weeks ended July 31, 2010, compared to $99 million for the same period last year. Foreign currency translation accounted for approximately $15 million of the increase. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 31, 2010 increased by 0.7 percentage points compared to the same period last year.

The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix toward sales of higher margin learning and core toy products.

Selling, General and Administrative Expenses

The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to moving merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total Revenues

($ In millions)	July 31 , 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$ 625	$ 581	$ 44	35.2%	33.5%	1.7%

SG&A increased by $44 million to $625 million for the thirteen weeks ended July 31, 2010, compared to $581 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.7 percentage points. Foreign currency translation accounted for approximately $3 million of the increase in SG&A.

Excluding the impact of foreign currency translation, the increase in SG&A was predominantly due to an increase in store-level payroll expenses of $18 million to support sales at existing and new locations and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Additionally, contributing to the increase was an increase in rent expense of $7 million related to new locations which include the Company’s expanded fiscal 2010 Pop-up store presence.

	26 Weeks Ended
				Percentage of Total Revenues

($ In millions)	July 31, 2010	August 1, 2009	$ Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$1,244	$1,152	$92	34.3%	32.9%	1.4%

SG&A increased by $92 million to $1,244 million for the twenty-six weeks ended July 31, 2010, compared to $1,152 million for the same period last year. As a percentage of Total revenues, SG&A increased by 1.4 percentage points. Foreign currency translation accounted for approximately $11 million of the increase in SG&A.

Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an increase in store-level payroll expenses of $34 million to support sales at existing and new locations, a reserve for certain legal matters of $17 million and a $16 million non-cash cumulative correction of prior period straight-line lease accounting. Additionally, contributing to the increase was an increase in rent expense of $15 million related to new locations which include the Company’s expanded fiscal 2010 Pop-up store presence.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions )	July 31, 2010	August 1, 2009	Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$ 61	$ 59	$ 2	$ 120	$ 114	$ 6

Depreciation and amortization increased by $2 million to $61 million for the thirteen weeks ended July 31, 2010, compared to $59 million for the same period last year.

Depreciation and amortization increased by $6 million to $120 million for the twenty-six weeks ended July 31, 2010, compared to $114 million for the same period last year. The increase was primarily the result of the addition of new and recently converted or relocated stores to our SBS and SSBS formats. In addition, foreign currency translation increased depreciation and amortization by approximately $1 million.

Other Income, Net

Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	net gains on sales of properties;

•	foreign exchange gains and losses;

•	impairment losses on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions )	July 31, 2010	August 1, 2009	Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$ 14	$ 9	$ 5	$ 27	$ 22	$ 5

Other income, net increased by $5 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively, compared to the same period last year. This increase was primarily due from the sale of idle properties during the thirteen weeks ended July 31, 2010, which resulted in a gain of approximately $5 million.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions )	July 31, 2010	August 1, 2009	Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$ 50	$ 34	$ 16	$ 100	$ 65	$ 35

Interest expense increased by $16 million to $50 million for the thirteen weeks ended July 31, 2010, compared to $34 million for the same period last year. The increase was primarily due to an increase of $15 million related to higher effective interest rates on our debt due to the prior year refinancing.

Interest expense increased by $35 million to $100 million for the twenty-six weeks ended July 31, 2010, compared to $65 million for the same period last year. The increase was primarily due to an increase of $32 million related to higher effective interest rates on our debt due to the prior year refinancing.

Interest expense will increase in the future primarily due to the issuance of the $350 million of 7.375% of senior secured notes due 2016 (“Toys-Delaware Secured Notes”) and the amendment and restatement of the secured term loan facility (as amended and restated, the “New Secured Term Loan”), which is in aggregate principal amount of $700 million, on August 24, 2010. These increases will be partially offset by a decrease in interest expense as a result of the amendment and restatement of the secured revolving credit facility on August 10, 2010. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	Change	July 31, 2010	August 1, 2009	Change
Toys-Delaware	$ 8	$ 6	$ 2	$ 16	$ 13	$ 3

Interest income increased by $2 million and $3 million, respectively, for the thirteen and twenty-six weeks ended July 31, 2010 compared to the same periods last year due to higher effective interest rates.

Income Tax Benefit

The following table summarizes Toys-Delaware’s income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Loss before income taxes	$ (49)	$ (8)	$ (79)	$ (2)
Income tax benefit	20	4	41	4
Effective tax rate	(40.8)%	(50.0)%	(51.9)%	(200.0)%

The effective tax rates for the thirteen and twenty-six weeks ended July 31, 2010 and August 1, 2009 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 39.3% for the twenty-six weeks ended July 31, 2010 compared to 38.5% in the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a decrease in taxable permanent adjustments and a change in the mix of earnings between jurisdictions.

For the thirteen weeks ended July 31, 2010, our effective tax rate was impacted by an income tax benefit of $1 million related to changes to our liability for uncertain tax positions offset by less than $1 million of state income tax expense. For the thirteen weeks ended August 1, 2009, our effective tax rate was impacted by an income tax expense of less than $1 million related to changes to our liability for uncertain tax positions.

For the twenty-six weeks ended July 31, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to our liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable. For the twenty-six weeks ended August 1, 2009, our effective tax rate was impacted by income tax benefits of $1 million related to state income taxes as well as an income tax benefit of $1 million related to changes to our liability for uncertain tax positions.

Liquidity and Capital Resources

Overview

As of July 31, 2010, we were in compliance with all of our covenants related to our outstanding debt. At July 31, 2010, under our secured revolving credit facility, we had $53 million of outstanding borrowings, a total of $89 million of outstanding letters of credit and excess availability of $1,070 million. This amount is also subject to a minimum availability covenant, which was $152 million at July 31, 2010, with remaining availability of $918 million in excess of the covenant.

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015 which could increase by $650 million, subject to certain conditions. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of our subsidiaries, subject to specific exclusions stated in the credit agreement. Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.

In addition, we enter into short-term intercompany loans with Parent. As of July 31, 2010, January 30, 2010 and August 1, 2009, we maintained balances of $201 million, $0 and $305 million, respectively, in short-term intercompany loans with Parent.

We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our ABL Facility, through August 2015. Our lenders may be unable to fund borrowings under their credit commitments to us if these lenders face bankruptcy, failure, collapse or sale. If our cash flow and capital resources do not provide the necessary liquidity, such an event could have a significant negative effect on our results of operations.

In general, our primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores (including conversions), financing construction of new stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our revolving credit facility.

Although we believe that cash generated from operations, along with our existing cash and revolving credit facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months.

Capital Expenditures

A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores, as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. Throughout fiscal 2009 we curtailed our capital spending due to the prevailing economic environment. For fiscal 2010, we plan to increase our capital spending to grow our business through a continued focus on our integrated strategy, recognizing the synergies between our toy and juvenile categories.

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009
Conversion projects (1)	$32	$17
Information technology	25	17
Other store-related projects (2)	11	23
Distributions centers	10	7
New stores (3)	6	10

Total capital expenditures	$84	$74

(1)	Includes SBS conversions and other remodels pursuant to our juvenile integration strategy.
(2)	Includes other store-related projects (other than conversion projects) such as store updates and expenses incurred in connection with the maintenance of our stores.
(3)	Includes SSBS conversions.

Cash Flows

	26 Weeks Ended
(In millions)	July 31, 2010	August 1, 2009	$ Change
Net cash used in operating activities	$(401)	$(72)	$(329)
Net cash used in investing activities	(76)	(296)	220
Net cash provided by financing activities	197	174	23
Effect of exchange rate changes on cash and cash equivalents	1	-	1

Net decrease during period in cash and cash equivalents	$(279)	$(194)	$(85)

Cash Flows Used in Operating Activities

During the twenty-six weeks ended July 31, 2010, net cash used in operating activities was $401 million compared to $72 million during the twenty-six weeks ended August 1, 2009. The $329 million increase in net cash used in operating activities was primarily the result of increased purchases of merchandise inventories primarily related to the addition of new locations which include the Company’s expanded fiscal 2010 Pop-up store presence, increased payments on accounts payable due to the timing of vendor payments and an increase in interest payments as compared to the prior year period.

Cash Flows Used in Investing Activities

During the twenty-six weeks ended July 31, 2010, net cash used in investing activities was $76 million compared to $296 million for the twenty-six weeks ended August 1, 2009. The decrease in net cash used in investing activities was primarily the result of a reduction of $150 million in loans made to our Parent, a reduction of $63 million in purchases of net assets from affiliates and $11 million paid to acquire e-commerce websites and other business assets in the prior year period. These decreases were partially offset by an increase in capital expenditures of $10 million.

Cash Flows Provided by Financing Activities

During the twenty-six weeks ended July 31, 2010, net cash provided by financing activities was $197 million compared to $174 million for the twenty-six weeks ended August 1, 2009. The increase in net cash provided by financing activities was primarily the result of $61 million paid to TRU Propco I in excess of carrying value of net assets acquired in the prior year period, a decrease of $47 million in debt issuance costs and an increase of $30 million in borrowings under our secured revolving credit facility. These increases were partially offset by an increase of $68 million in net repayments of Short-term debt borrowings to Parent and a decrease in finance obligations associated with capital project financing of $39 million.

Debt

During the twenty-six weeks ended July 31, 2010, we have not made any significant changes to our debt structure. Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details on our debt and any of the transactions described below.

Subsequent events

On August 4, 2010, pursuant to a registration rights agreement that TRU Propco II entered into in connection with the November 2009 offering of the 8.50% Senior Secured Notes (“Propco II Notes”), due fiscal 2017, TRU Propco II filed a registration statement under the Securities Act of 1933 for an exchange offer of the Propco II Notes. As of the date of this filing, this registration statement had not been declared effective.

On August 10, 2010, we and certain of our subsidiaries amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility (which, prior to the amendment and restatement, provided for $1,631 million in commitments maturing on May 21, 2012) as amended provides for $1,850 million of revolving commitments maturing on August 10, 2015, which could increase by $650 million, subject to certain conditions.

On August 24, 2010, we completed the offering of the Toys-Delaware Secured Notes. Additionally, concurrent with the offering of the Toys-Delaware Secured Notes, we amended and restated the secured term loan facility (the “Secured Term Loan”) to extend the maturity date of this loan facility and amend certain other provisions (as amended and restated, the “New Secured Term Loan”). The New Secured Term Loan is in an aggregate principal amount of $700 million. The Toys-Delaware Secured Notes were issued at par, while the New Secured Term Loan was issued at a discount of $11 million which resulted in the receipt of gross proceeds of $1,039 million. The gross proceeds were used to repay our outstanding loan balances of $800 million under the Secured Term Loan and $181 million under the unsecured credit facility. In addition, the gross proceeds were used to pay transaction fees of approximately $24 million, including fees payable to the Sponsors pursuant to their advisory agreement and prepayment penalty fees of $2 million under the unsecured credit facility. In connection with the offering and the New Secured Term Loan, we also retained $28 million of cash for general corporate purposes. See Note 2 to the Condensed Consolidated Financial Statement entitled “Long-term debt” for further details.

We and our subsidiaries, as well as Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Refer to the “CONTRACTUAL OBLIGATIONS” section of the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010, for details on our contractual obligations and commitments.

Subsequent to the second quarter of fiscal 2010, there was a significant change in our contractual obligations and commitments related to Long-term debt and related interest as a result of the amendment and restatement of the ABL Facility on August 10, 2010, the offering of the Toys-Delaware Secured Notes and the amendment and restatement of the Secured Term Loan on August 24, 2010 referred to above. See Note 2 to the Condensed Consolidated Financial Statement entitled “Long-term debt” for further details.

Critical Accounting Policies

Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Report for the fiscal year ended January 30, 2010 furnished as an exhibit to Parent’s Form 8-K filed on April 30, 2010, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements

In December 2009, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). Effective February 1, 2010, the Company adopted ASU 2009-17, which requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”). This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. In addition, the required changes provide guidance on shared power and joint venture relationships, remove the scope exemption for qualified special purpose entities, revise the definition of a variable interest entity, and require additional disclosures. The adoption of this standard did not have an impact to the Condensed Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 did not have a material impact on the Condensed Consolidated Financial Statements.

Refer to Note 10 to our Condensed Consolidated Financial Statements entitled “Recent Accounting Pronouncements” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosure is intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, future financial or operational performance, projected sales or earnings per share for certain periods, comparable store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature and allocation of future capital expenditures, enhancements of our information technology systems, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 24, 2010 and Item 1A entitled “Risk Factors” of our Parent’s Quarterly Report on Form 10-Q filed on June 10, 2010, as well as our other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by SEC rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.